                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             INNKEEPERS USA TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             INNKEEPERS USA TRUST
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            INNKEEPERS USA TRUST

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 7, 1997

         The annual meeting of the shareholders (the "Annual Meeting") of Innkeepers USA Trust (the "Company") will be held at the Hampton Inn, 1505 Belvedere Road, West Palm Beach, Florida, on Wednesday, May 7, 1997 at 9:00 a.m., local time, for the following purposes:

         1. To elect (a) one Class I trustee to serve on the Board of Trustees until the annual meeting of shareholders in 1998 or until his successor has been duly elected and qualified and
                 (b) two Class III trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2000 or until their successors have been duly elected and qualified ("Proposal One");

         2. To consider and vote upon a proposal to amend and restate the 1994 Share Incentive Plan (the "1994 Plan") to, among other things, increase (a) the maximum aggregate number of Common Shares issuable under the 1994 Plan from 800,000 to 2,700,000 shares, (b) the maximum aggregate number of Common Shares that can be issued as share awards and performance shares, and (c) individual annual award limits ("Proposal Two");

         3. To consider and vote upon a proposal to amend the Trustees' Share Incentive Plan (the "Trustees' Plan"), to, among other things, provide for additional non-discretionary share awards and option grants to non-employee Trustees of the Company ("Proposal Three"); and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Only shareholders of the Company of record as of the close of business on March 12, 1997 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting.

                                        BY ORDER OF THE BOARD OF TRUSTEES:

                                        DAVID BULGER
                                        Chief Financial Officer,
                                        Treasurer and Secretary

Palm Beach, Florida
April 7, 1997

                                   IMPORTANT

         MANAGEMENT SEEKS TO HAVE YOUR SHARES REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE ALREADY SENT IN A PROXY.

                            INNKEEPERS USA TRUST

                               PROXY STATEMENT


                             GENERAL INFORMATION



INTRODUCTION

         This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), for use at the annual meeting of shareholders to be held at the Hampton Inn, 1505 Belvedere Road, West Palm Beach, Florida, on Wednesday May 7, 1997 at 9:00 a.m. local time (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 306 Royal Poinciana Way, Palm Beach, Florida 33480. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting, all enclosed herewith, are first being mailed on or about April 7, 1997 to shareholders of record at the close of business on March 12, 1997 (the "Record Date").

THE COMPANY

         The Company is a Maryland real estate investment trust which was formed in 1994 for the purpose of acquiring equity interests in hotel properties and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the "Partnership"), owned a total of 32 hotels (the "Hotels") with an aggregate of 3,912 rooms in 14 states at December 31, 1996. In order to qualify as a REIT, neither the Company nor the Partnership can operate hotels. The Hotels are leased to JF Hotel, Inc. (or other entities under common ownership, collectively, the "Lessee"), which leases all of the Hotels pursuant to percentage leases (the "Percentage Leases"). The Percentage Leases provide for rent payments based, in substantial part, on the room revenues of the Hotels. The Lessee operates 21 of the Hotels, nine of the Hotels are managed by Residence Inn by Marriott, Inc., a wholly-owned subsidiary of Marriott International, Inc., pursuant to separate management agreements with the Lessee, and two of the Hotels are managed by TMH Hotels, Inc. pursuant to separate management agreements with the Lessee.

THE PROXY

         The proxy will be voted as specified by the shareholder of record in the spaces provided on the Proxy Card or, if no specification is made, it will be voted in favor of the proposals set forth on the first page hereof. The solicitation of proxies is being made primarily by the use of the mails. The shareholder of record giving the proxy has the power to revoke it either by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the Annual Meeting and voting in person. Management respectfully requests that each shareholder promptly mark, sign and return a proxy card as soon as possible. Management is recommending a vote FOR the proposals discussed in this Proxy Statement. Beneficial owners of the Company's Common Shares held of record in the name of a broker or other intermediary may vote and revoke a previous vote only through, and in accordance with procedures established by, the record holder(s) or their agent(s).

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

         Each Common Share is entitled to one vote in person or by proxy. Cumulative voting is not permitted. Only shareholders of record at the close of business on the Record Date (the "Shareholders") will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. At the close of business on March 31, 1997, the Company had outstanding 22,322,817 Common Shares.

         The solicitation of the proxy is being made by the Company. The cost of preparing and mailing this Proxy Statement and the accompanying material, and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained Harris Trust and Savings Bank to aid in the solicitation of proxies and to verify certain records related to the solicitation for a cost not expected to exceed $2,000, plus expenses. To the extent necessary in order to ensure sufficient representation at the meeting, the Company may request by telephone or otherwise the return of proxies. The extent to which this will be necessary will depend on the rate at which proxies are returned. Shareholders are urged to return their proxies without delay.

                                REQUIRED VOTE

         Under Maryland law and the Company's Declaration of Trust and Bylaws, if a majority of the votes entitled to be cast are present at the Annual Meeting, in person or by proxy, so as to constitute a quorum, (1) with respect to Proposal One concerning the election of one Class I and two Class III trustees, an affirmative vote of a plurality of all the votes cast will elect each nominee for trustee and, (2) with respect to Proposal Two and Proposal Three, the affirmative vote of the holders of a majority of the Common Shares present and entitled to vote at the meeting is required for approval of each of Proposal Two and Proposal Three. For purposes of the election of trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

         No specific provisions of the Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, or the Company's Declaration of Trust or Bylaws, address the issue of abstentions or "broker non- votes" (defined below). Abstentions and "broker non-votes" will be counted for the purpose of determining the existence of a quorum. For purposes of the election of trustees (i.e., Proposal One), abstentions will not be counted as votes cast and will have no effect on the result of the vote. For purposes of proposals requiring approval by a certain percentage of votes cast, abstentions will not be counted as votes cast and will have no effect on the result of the vote. For proposals requiring approval by a certain percentage of the shares outstanding or entitled to be cast, the effect of an abstention will be the same as a vote against the proposal. Therefore, for purposes of the votes on the 1994 Plan and the Trustees' Plan described in Proposal Two and Proposal Three, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

         Brokers holding shares for beneficial owners are required to provide proxy material to the beneficial owners and to seek instructions with respect to the voting of the securities and must vote those shares according to the specific instructions they receive from the owners. If brokers do not receive specific instructions from the owners, they may vote the shares at their discretion on all but certain non-routine matters. In the case of a non-routine matter for which the broker has received no voting instructions, the broker may not vote on the proposals. This results in what is known as a "broker non-vote." "Broker non-votes" will be counted for the purpose of determining the existence of a quorum for the Annual Meeting. Because the election of trustees (Proposal One) and the proposed amendment of the Trustees' Plan (Proposal Three) are routine matters for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the contexts of Proposals One or Three. For purposes of the vote on Proposal Two with respect to amending and restating the 1994 Plan, "broker non-votes" will not be counted as shares entitled to vote and, therefore, will have no effect on the result of the vote.

                  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Company's trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company's equity securities, are required to report their ownership of the Common Shares and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 1996 fiscal year. Based solely upon its review of the reports furnished to the Company and written representations from the Company's trustees and executive officers that such reports were not required from those persons, the Company believes that all of these filing requirements were satisfied by the Company's trustees and executive officers during 1996, except (i) a Form 4 filing for Jeffrey H. Fisher reporting (a) acquisitions of a total of 5,050 Common Shares by an entity in which Mr. Fisher owns an 80% interest - Mr. Fisher will disclaim beneficial ownership of 20% of such shares - and (b) the grant of options for 156,000 Common Shares to Mr. Fisher, which Form 4 will be filed late with the SEC in April 1997; and (ii) Form 3 filings for Jack P. DeBoer and Thomas J. Crocker, nominees for election to the Board of Trustees under Proposal One, which will be filed with the SEC after their election to the Board at the Annual Meeting.

                  OWNERSHIP OF THE COMPANY'S COMMON SHARES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information, as of December 31, 1996, regarding (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Shares, (ii) each trustee and nominee, (iii) each executive officer and (iv) all trustees (and nominees) and executive officers as a group. Unless otherwise indicated, such shares are owned directly and the indicated person has sole voting and investment power.

                                                                    AMOUNT AND
                                                                      NATURE
                                                                        OF
                                                                    BENEFICIAL             PERCENT OF
                                                                   OWNERSHIP(1)            CLASS(1)(2)

Jeffrey H. Fisher . . . . . . . . . . . . . . . . . . . .           631,035(3)(4)             2.8%

David Bulger  . . . . . . . . . . . . . . . . . . . . . .            15,000(5)(6)               *

Miles Berger  . . . . . . . . . . . . . . . . . . . . . .            10,500(7)(8)               *

C. Gerald Goldsmith . . . . . . . . . . . . . . . . . . .            10,500(7)(8)               *

Bruce Zenkel  . . . . . . . . . . . . . . . . . . . . . .            20,500(7)(8)               *

Jack P. DeBoer  . . . . . . . . . . . . . . . . . . . . .         2,529,322(9)               10.2%

  9342 East Central
  Wichita, Kansas 67206

FMR Corp.(10) . . . . . . . . . . . . . . . . . . . . . .         2,809,700                  12.6%
  82 Devonshire Street
  Boston, Massachusetts 02109-3614

T. Rowe Price Associates, Inc. (11) . . . . . . . . . . .         1,423,000                   6.4%
  100 East Pratt Street
  Baltimore, Maryland 21202

All trustees and  . . . . . . . . . . . . . . . . . . . .         3,216,857(3)(5)(7)(9)      12.7%
executive officers as a
group (6 persons) (12)
------------------------------

*        Represents less than 1% of the outstanding Common Shares.

(1) For each named person, assumes that all units of limited partnership interest in the Partnership ("Units") held by the named person are redeemed for Common Shares and that the named person exercised all options held by it which are currently exercisable or which become exercisable on or before July 1, 1997. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of the Units held by other persons are redeemed for Common Shares and that none of the options held by other persons are exercised. Outstanding Units are redeemable by the limited partners

         (in some cases after a specified holding period which has not yet expired) on a one-for-one basis for Common Shares or, if the redeeming limited partner would then be deemed to own in excess of 9.8% of the outstanding Common Shares or otherwise at the election of the Company, cash in an equivalent value ("Redemption Rights").

(2) Any Common Shares or options described herein which have not vested when a trustee ceases to be a trustee or when an employee ceases to be an officer generally will be forfeited.

(3) Includes 66,440 shares owned by the Lessee, in which Mr. Fisher owns 80% of the capital stock. Mr. Fisher disclaims beneficial ownership of 16,610 Common Shares owned by the Lessee. Also includes Common Shares issuable to Mr. Fisher and his affiliates upon exercise of Redemption Rights. Mr. Fisher owns 348,289 Units directly. Affiliates of Mr. Fisher own 65,306 Units. Also includes 146,000 Common Shares issuable to Mr. Fisher upon the exercise of options granted to Mr. Fisher under the 1994 Plan. Does not include 260,000 Common Shares issuable to Mr. Fisher upon the exercise of additional options granted to Mr. Fisher under the 1994 Plan, 210,000 of which vest at the rate of 70,000 shares in September of each of 1997, 1998 and 1999, and 50,000 of which vest at the rate of 10,000 shares per year in September of each of 2000-2003 and on January 1, 2004.

(4) Also does not include (A) 240,000 Common Shares issuable to Mr. Fisher upon the exercise of options granted to Mr. Fisher in February 1997 under the 1994 Plan, which vest at the rate of 48,000 shares per year in February 1998 - 2002, (B) 462,500 Common Shares issuable to Mr. Fisher upon the exercise of options granted to Mr. Fisher in February 1997 under the 1994 Plan (subject to shareholder approval of Proposal
         Two), which will vest for 231,250 shares on the date of the Annual Meeting, for 77,083 shares on the anniversary of the date of grant in each of 1998 and 1999, and for 77,084 Common Shares on the anniversary of the date of grant in 2000, (C) a 60,000 restricted Common Share award made to Mr. Fisher in February 1997 under the 1994 Plan (subject to shareholder approval of Proposal Two), which will vest for 8,571 shares on each of the first six anniversaries of the date of the award and for 8,574 shares on the seventh anniversary, and (D) 60,000 Common Shares under a performance share award made to Mr. Fisher in February 1997 (subject to shareholder approval of Proposal Two), which will be issued only if certain share price appreciation goals are met for 1997 and/or 1998. Any such shares issued would vest in equal installments on the first six (if the shares are earned for 1997) or five (if the shares are earned for 1998) anniversaries of the date the shares are issued. See "Proposal Two" herein. In February 1997, the Lessee granted 300,000 share appreciation rights to various employees of the Lessee, each of which rights will entitle the holder (subject to the satisfaction of certain vesting requirements) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over the fair market value on the date of grant. As noted above, Mr. Fisher owns 80% of the Lessee.

(5) Includes 15,000 Common Shares issuable to Mr. Bulger upon the exercise of options granted to Mr. Bulger under the 1994 Plan, 5,000 of which vested in each of April 1995 and April 1996, and 5,000 of which will vest in April 1997. Does not include 5,000 Common Shares issuable to Mr. Bulger upon the exercise of options which will vest in April 1998.

(6) Also does not include (A) 80,000 Common Shares issuable to Mr. Bulger upon the exercise of options granted to Mr. Bulger in February 1997 under the 1994 Plan (subject to shareholder approval of Proposal Two), which will vest for 40,000 shares on the date of the Annual Meeting, for 13,333 shares on the anniversary of the date of grant in each of 1998 and 1999, and for 13,334 shares on the anniversary of the date of grant in 2000, (B) a 3,750 restricted Common Share award made to Mr. Bulger in February 1997 under the 1994 Plan (subject to shareholder approval of Proposal Two), which will vest for 536 shares on each of the first six anniversaries of the date of the award and for 534 shares on the seventh anniversary, and (C) 3,750 Common Shares under a performance share award made to Mr. Bulger in February 1997 under the 1994 Plan (subject to shareholder approval of Proposal Two), which will be issued only if certain share price appreciation goals are met for 1997 and/or 1998. Any such shares issued would vest in equal installments on the first six (if the shares are earned for 1997) or five (if the shares are earned for 1998) anniversaries of the date the shares are issued. See "Proposal Two" herein.

(7) Includes 7,500 restricted Common Shares issued to each of these non-employee trustees under the Trustees' Plan. 1,500 Common Shares vested under each award in each of 1994, 1995 and 1996 and the remainder will vest at the rate of 1,500 shares in each of 1997 and 1998. Each of these non-employee trustees is entitled to vote and receive dividends paid on such Common Shares prior to vesting. Also includes 3,000 Common Shares issuable to each of these non-employee trustees upon the exercise of options granted under the Trustees' Plan, which vested for 1,000 shares on the date of the annual meetings in 1995 and 1996 and which will vest for 1,000 shares on the date of the Annual Meeting. Does not include 2,000 Common Shares issuable to each of these non-employee trustees upon the exercise of options granted to them under the Trustees' Plan, which vest at the rate of 1,000 Common Shares on the date of the annual meetings in each of 1998 and 1999.

(8) Also does not include (A) 1,000 Common Shares issuable to each non-employee trustee upon the exercise of additional options the grant of which was provided for in February 1997 under the Trustees' Plan (subject to shareholder approval of Proposal Three), which grants would be made annually and would be immediately vested on the date of the Annual Meeting and the annual meetings in 1998 and 1999, and which grants would cover 2,000 Common Shares beginning with the annual meeting in the year 2000, and (B) a 5,000 restricted Common Share award made to each of these three non-employee trustees in February 1997 under the Trustees' Plan (subject to shareholder approval of Proposal Three), which award would vest for 1,666 Common Shares on the date of each of the Annual Meeting and the 1998 annual meeting and for 1,668 Common Shares on the date of the annual meeting in 1999. See "Proposal Three" herein.

(9) Includes an aggregate of 2,521,426 Common Shares issuable upon the exercise of Redemption Rights, to Mr. DeBoer, Mr. DeBoer's wife and children and a corporation controlled by Mr. DeBoer. Also includes
         (A) 6,896 restricted Common Shares issued to Mr. DeBoer under the Trustees Plan, 1,348 of which vested on the date Mr. DeBoer joined the Board in November 1996 and 1,348 of which will vest on each of the first four anniversaries of such date if he is elected to the Board under Proposal One, and (B) 1,000 Common Shares issuable upon the exercise of options granted to Mr. DeBoer in November 1996 under the Trustees' Plan, which will vest in November 1997 if Mr. DeBoer is then on the Board. Does not include (i) 2,000 Common Shares issuable to Mr. DeBoer upon the exercise of options granted to Mr. DeBoer in November 1996 under the Trustees' Plan, 1,000 of which will vest in each of November 1998 and 1999, (ii) 1,000 Common Shares issuable to Mr. DeBoer upon the exercise of additional options the grant of which was provided for in February 1997 under the Trustees' Plan (subject to shareholder approval of Proposal Three), which grants would be made annually and would be immediately vested in each of November 1997 - 1999, and (iii) 2,000 Common Shares issuable upon the exercise of additional options to each non-employee trustee, the grant of which was provided for in February 1997 under the Trustees' Plan (subject to shareholder approval of Proposal Three), which grants would be made annually and would be immediately vested on the date of each annual shareholders meeting beginning with the meeting in 2000.

(10) Based on information contained in a Schedule 13G dated February 14, 1997, and jointly filed by FMR Corp. and several wholly-owned subsidiaries, Edward C. Johnson, III, and Fidelity Real Estate Investment Portfolio with the SEC with respect to shares owned by various mutual funds and accounts advised by the filers or their affiliates.

(11) Based on information contained in a Schedule 13G dated February 14, 1997, and jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. with the SEC.

(12) Does not include Thomas J. Crocker, who was appointed to the Board in February 1997 and who is standing for election by the shareholders at the Annual Meeting under Proposal One. Mr. Crocker received on his appointment to the Board in February 1997 an option for 2,000 Common Shares, which will vest for 1,000 Common Shares on the first and second anniversaries of the date of grant, and an award of 5,660 Common Shares, 20% of which were immediately vested and 20% of which will vest on the first through fourth anniversaries of his appointment to the Board (assuming he is elected to the Board under Proposal One). Subject to shareholder approval of Proposal Three (and assuming he is elected under Proposal
         One), Mr. Crocker will also receive a fully vested option for 1,000 Common Shares on the first and second anniversaries of the date of his appointment; and fully vested options for 2,000 Common Shares on the date of the first Board meeting following each annual meeting beginning in the year 2000. Also does not include Mr. Frederic M. Shaw, who joined the Company as Chief Operating Officer and Executive Vice-President in February 1997. Mr. Shaw received an option for 60,000 Common Shares in February 1997 under the 1994 Plan, which will vest at the rate of 12,000 shares per year in February in each of 1998
         - 2002. Mr. Shaw also received under the 1994 Plan the following awards (subject to shareholder approval of Proposal Two): (A) an option for 250,000 Common Shares which will vest for 125,000 shares on the date of the Annual Meeting, for 41,666 shares on the anniversary of the date of grant in 1998 and 1999, and for 41,668 shares on the anniversary of the date of grant in 2000, (B) a 50,000 restricted Common Share award, which will vest for 7,142 shares on each of the first six anniversaries of the date of the award and for 7,148 shares on the seventh anniversary, and (C) a performance share award for 50,000 Common Shares, under which shares will be issued only if certain share price appreciation goals are met for 1997 and/or 1998. Any such shares issued would vest in equal installments on the first six (if the shares are earned for 1997) or five (if the shares are earned for 1998) anniversaries of the date the shares are issued. See "Proposal Two" herein. In February 1997, the Lessee granted 300,000 share appreciation rights to various employees of the Lessee, each of which rights will entitle the holder (subject to the satisfaction of certain vesting requirements) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over the fair market value on the date of grant. Mr. Shaw owns 20% of the Lessee.

                     PROPOSAL ONE - ELECTION OF TRUSTEES

NOMINEES FOR CLASS I AND III TRUSTEES

         The Company's Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible and requires that a majority of the Company's trustees must not be officers or employees of the Company or affiliates of any advisor to the Company under an advisory agreement, any lessee of the Company's property, any subsidiary of the Company or any partnership which is an affiliate of the Company ("Independent Trustees"). The term of the current Class III trustee, Mr. Jeffrey H. Fisher, expires at the Annual Meeting. Also, another Class III trustee, Mr. Thomas J. Crocker, who was appointed to the Board in 1997, will stand for election by the shareholders. In addition, a Class I trustee, Mr. Jack P. DeBoer, who was appointed to the Board in 1996, will stand for election by the shareholders for the remainder of his Class term, which will expire in 1998. The term of the current Class I trustee previously elected by shareholders, Mr. Bruce Zenkel, expires in 1998, and the terms of the two current Class II trustees, Messrs. Berger and Goldsmith, expire in 1999. At each annual meeting of shareholders, the successors to the class of trustees whose term expires will be elected for a three-year term. The Board of Trustees has set at six the number of directors constituting the current Board of Trustees, three of whom will be elected at the Annual Meeting.

         The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such capacity. The Board of Trustees has nominated Mr. DeBoer to continue to serve as Class I trustee for the remainder of a three-year term expiring at the Company's annual meeting in 1998 or until his successor is elected and qualified. The Board of Trustees has nominated the present Class III trustee, Mr. Jeffrey H. Fisher, and also Mr. Crocker, to serve as Class III trustees for three-year terms expiring at the Company's annual meeting in 2000 or until their successors are elected and qualified. The remaining members of the Board of Trustees will continue as members thereof until their respective terms expire.

         Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR the election of (i) the Class I nominee to serve as trustee until the 1998 annual meeting or until his successor is elected and qualifies and (ii) the Class III nominees to serve as trustees until the 2000 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the Proxy Form may vote for any substitute nominee proposed by the Board of Trustees.

                   THE BOARD OF TRUSTEES RECOMMENDS A VOTE
            FOR EACH OF THE NOMINEES FOR CLASS I AND III TRUSTEES

         The following table sets forth information as of March 1, 1997 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.


                    NOMINEE FOR ELECTION AS CLASS I TRUSTEE
                              (TERM EXPIRING 1998)


--------------------------------------------------------------------------------

         JACK P. DEBOER, age 66, has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co- founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987.


                 NOMINEES FOR ELECTION AS CLASS III TRUSTEES
                            (TERMS EXPIRING 2000)


--------------------------------------------------------------------------------

         JEFFREY H. FISHER, age 41, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company's formation in 1994. Between 1986 and 1994 he served as President and Chief Operating Officer of JF Hotel Management, Inc., an affiliate of the Lessee, which leases and operates all of the Company's hotels. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami.

--------------------------------------------------------------------------------

         THOMAS J. CROCKER, age 43, was Chairman of the Board of Crocker Realty Trust, Inc., one of the largest office- based real estate investment trusts in the southeast U.S., from that company's inception until June 30, 1996. Crocker Realty Trust, Inc. owned approximately 5.7 million square feet in 70 buildings in seven states, plus more than 200 acres of developable land. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.71 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker is a Board Member of the National Conference of Christians and Jews and a Member-Elect of the National Board thereof. He is the recipient of the 1992 Ernst & Young and South Florida Business Journal's Best Overall Real Estate Deal of the Year Honors; 1991 Sun-Centennial Excalibur Award for Palm Beach County; 1991 NAIOP Developer of the Year; 1989 Boca Raton, Florida Chamber of Commerce Industrialist of the Year; 1989 Anti-Defamation League Torch of Liberty Award; 1988 Junior Achievement Business Hall of Fame Laureat; past Chairman of the Boca Raton, Florida Chamber of Commerce; and a Member of the National Association of Industrial and Office Parks.

--------------------------------------------------------------------------------

                         INCUMBENT TRUSTEE - CLASS I
                             (TERM EXPIRING 1998)


--------------------------------------------------------------------------------

         BRUCE ZENKEL, age 66, is a partner of Zenkel Schoenfeld, an investment banking firm he co-founded in 1990. From 1986 to 1990, he was director of merchant banking for McKinley Allsopp. He served as a director of Jonathan Logan, Inc. and Mr. Coffee, Inc. and currently serves on the boards of several philanthropic organizations. He holds a B.B.A. from the University of Michigan.

Committees:  Compensation

--------------------------------------------------------------------------------



                         INCUMBENT TRUSTEES -- CLASS II
                             (TERMS EXPIRING 1999)


--------------------------------------------------------------------------------

         MILES BERGER, age 66, has been engaged in various real estate and banking activities since 1950. He currently serves as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm with approximately $10 billion under management, with which Mr. Berger has been employed for more than five years. He is Chairman of the Board of Mid-Town Bank and Trust Company of Chicago and serves on the Board of Directors of Franklin Holding Company, an American Stock Exchange-listed company. He has served on the boards of numerous real estate and banking organizations and philanthropic organizations.

Committees: Audit, Compensation

--------------------------------------------------------------------------------

         C. GERALD GOLDSMITH, age 68, has been an independent investor and financial advisor since 1976. He is currently a director of Palm Beach National Bank and Trust, U.S. Banknote and Nine West Group, Inc. and is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and New York Stock Exchange-listed companies. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School.

Committees:  Audit, Compensation

--------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF TRUSTEES

         Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company's Bylaws and the laws of Maryland, the Company's state of organization. The Company's Declaration of Trust requires that a majority of its trustees must not be officers or employees of the Company or affiliates of any lessee of any property of the Company, any subsidiary of the Company or any partnership which is an affiliate of the Company (the "Independent Trustees"). The Board of Trustees holds regular quarterly meetings during the Company's fiscal year.
The Board of Trustees held four meetings during 1996, and all but one member serving at the times of such meetings attended all of those meetings. Mr. Nicholas A.

Buoniconti resigned from the Board in 1996, citing personal reasons. All incumbent trustees attended more than 75% of the aggregate number of meetings of the Board of Trustees and its committees on which they serve.

         The Company presently has an Audit Committee and a Compensation Committee of its Board of Trustees. The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such a capacity. The Company may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Trustees.

         Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Goldsmith and Berger, who are neither officers nor employees of the Company or any of its subsidiaries. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times in 1996, and each member attended all of those meetings.

         Compensation Committee. The Board of Trustees has established a Compensation Committee, which currently consists of Messrs. Berger, Goldsmith and Zenkel, who are neither officers nor employees of the Company or any of its subsidiaries. The Compensation Committee determines compensation for the Company's executive officers and administers the 1994 Plan. The Compensation Committee met three times in 1996, and each member attended all of those meetings.


COMPENSATION OF TRUSTEES

         Each non-employee Trustee is paid a fee of $5,000 per year, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. Each trustee also receives reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or committees thereof.

         In addition, under the Trustees' Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the IPO received 7,500 Common Shares. Such Common Shares vest at the rate of 1,500 shares per year of service, with 1,500 shares having vested on the date they received the shares and 1,500 shares vesting on the "Award Date" in each of 1995 - 1998. For any year, an "Award Date" is the date of the first meeting of the Board of Trustees following the annual meeting of shareholders held in such year. Currently, each future non-employee trustee will receive, on the first Award Date at which he is or becomes a member of the Board, Common Shares with a fair market value of $75,000, 20% of which will vest immediately and 20% of which will vest on each of the next four Award Dates if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer and Crocker each received shares pursuant to the foregoing provisions on the date they joined the Board, except that their awards, like awards for other non-employee trustees who join the Board other than at an annual meeting, vest on the date of grant and the first four anniversaries of the date of grant if they are members of the Board on the applicable vesting date. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, notwithstanding that all such shares may not have vested. Any trustee who ceases to be a trustee will forfeit any shares not previously vested.

         Under the Trustees' Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the IPO was also granted options to purchase 5,000 Common Shares. Currently, options will be granted to other non-employee trustees on the first Award Date after they become trustees (or on the date they are appointed or elected other than an annual meeting) which will cover a number of Common Shares determined in accordance with the following: if an option is granted (a) in 1995, the option will cover 4,000 Common Shares;
(b) in 1996, the option will cover 3,000 Common Shares; (c) in 1997, the option will cover 2,000 Common Shares; and (d) in 1998, the option will cover 1,000 Common Shares. Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in 1996, and Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in 1997, which become exercisable as described below. The price per Common Share purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof.

         Options issued under the Trustees' Plan become exercisable at a rate of 1,000 Common Shares on each Award Date after the date of the grant (or on each anniversary of the date of grant for trustees first appointed or elected other than at an annual meeting), in each case only if the trustee is still a member of the Board on the applicable Award date or anniversary of grant. Options under the Trustees' Plan are exercisable for ten years from the date of grant. To the extent that an option has become exercisable, it can be exercised whether or not the holder is a Trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Trustees' Plan after the Award Date in 1998 or, if Proposal Three is approved by the shareholders, after the Award Date in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

         If Proposal Three is approved by the Shareholders, in addition to the awards described above, (a) Messrs. Berger, Goldsmith and Zenkel, who have served on the Board since the IPO, will each receive an award of 5,000 restricted Common Shares, which will vest for 1,666 shares on the Award Dates in each of 1997 and 1998 and for 1,668 shares on the Award Date in 1999, if the trustee is a Board member on the applicable vesting date, and (b) each non-employee trustee will receive a fully exercisable option to acquire 1,000 Common Shares on each date in 1997 - 1999 that his other options under the Trustees' Plan become vested, and a fully exercisable option for 2,000 Common Shares on each Award Date beginning in the year 2000, if the trustee is a Board member on the applicable grant date. If Proposal Three is approved by the shareholders, all options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee's Plan) of the Company, and in the event a trustee ceases to serve on the Board on account of death or disability.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid or accrued by the Company from September 30, 1994, the date on which the Company paid its first salaries and bonuses to its Chief Executive Officer, to December 31, 1996. There were no executive officers other than the Chief Executive Officer and the Chief Financial Officer serving at the end of the 1996 fiscal year.

                                            Annual Compensation         Long Term Compensation
                                     --------------------------------  -------------------------
                                                                                Awards                   Payouts
                                                                       -------------------------  ----------------------
                                                                                    Securities
      Name and                                           Other Annual   Restricted   Underlying    LTIP       All Other
 Principal Position           Year   Salary       Bonus  Compensation  Share Awards Options/SARs  Payouts   Compensation
 ------------------           ----   ------       -----  ------------  ------------ ------------  -------   ------------

Jeffrey H. Fisher
 Chairman of the Board,       1996   $150,000   $150,000       0             --       156,000(1)     --          --
 Chief Executive Officer      1995   $ 60,000          0       0             --       250,000(2)     --          --
  and President               1994
                                     $ 15,000(3)       0       0             --            --        --          --

David Bulger                  1996   $ 80,000   $ 20,000       0             --            --        --          --
  Chief Financial Officer     1995   $ 80,000      6,000       0             --        20,000(4)     --          --
  Secretary and Treasurer     1994(5)$0               --      --             --            --        --          --

____________________________

(1) Represents the grant of a nonqualified option ("NQO") in February 1996. The option became exercisable for 32,000 Common Shares in September 1996, and will become exercisable for 32,000 Common Shares in each of September 1997 and 1998, and for 60,000 Common Shares in September 1999.

(2) Represents the grant of incentive share options ("ISOs") covering 110,000 Common Shares and NQOs covering 140,000 Common Shares granted on September 23, 1994. ISOs covering 10,000 Common Shares became exercisable on the date of grant, and on the first two anniversaries of the date of grant and ISOs covering 10,000 Common Shares will become exercisable on each anniversary of the date of grant through 2004, so long as Mr. Fisher remains employed by the Company. Twenty percent (20%) of the NQOs (covering 28,000 Common Shares) became exercisable on the date of grant, 20% became exercisable on the first two anniversaries of the date of grant and 20% will become exercisable on each anniversary of the date of grant in 1997 and 1998, so long as Mr. Fisher remains employed by the Company.

(3) Pro rata portion of the $60,000 annual salary payable under the employment agreement entered into at the time of the IPO. See "-- Employment and Related Contracts."

(4) Represents a grant of ISOs covering 20,000 Common Shares in April 1995. The ISOs are exercisable annually with respect to 5,000 Common Shares beginning on the date of grant, so long as Mr. Bulger remains employed by the Company.

(5) Mr. Bulger became employed by the Company during the 1995 fiscal year and thus no compensation is reportable for the Company's 1994 fiscal year for him.

OPTION GRANTS

         The following table sets forth information regarding grants of share options during the 1996 fiscal year. The options were granted pursuant to the 1994 Plan. No separate share appreciation rights were granted during the 1996 fiscal year.


                                         Individual Grants
 ---------------------------------------------------------------------------------

                                        Percentage                                     Potential Realized
                                         of Total                                        Value at Assumed
                        Number of        Options                                      Annual Rates of Share
                         Shares         Granted to                                      Price Appreciation
                       Underlying       Employees       Exercise                        for Option Term(2)
                         Options        in Fiscal        Price          Expiration     --------------------
 Name                  Granted(1)          Year        ($/Share)           Date           5%         10%
 ----                  ----------       ----------     ---------        ----------     --------   ---------
Jeffrey H. Fisher        156,000           100%          $9.75        February 2006    $956,549   $2,424,082

_________________________

(1) Represents an NQO granted in February 1996. The NQO became exercisable with respect to 32,000 of the Common Shares covered thereby in September 1996 and will become exercisable for (a) 32,000 Common Shares in September of each of 1997 and 1998, and (b) 60,000 Common Shares in September 1999. Does not include grants made in 1997.

(2) The fair market value of the Common Shares on the date the options were granted was $9.75. The indicated 5% and 10% rates of appreciation are provided to comply with SEC regulations and do not necessarily reflect the views of the Company as to the likely trend in the Company's share price. Actual gains, if any, on share option exercises will be dependent on, among other things, the future performance of the Common Shares and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for limits on transferability, delayed exercisability or termination of the options in certain circumstances.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

         The following table sets forth information regarding the exercise of options during the Company's 1996 fiscal year by its Chief Executive Officer and Chief Financial Officer and regarding unexercised options at December 31, 1996. No separate share appreciation rights were granted during the Company's 1996 fiscal year.


                                                                           Number of
                                                                           Securities
                                                                           Underlying       Value of Unexercised
                                                                          Unexercised           In-the-Money
                                                                           Options at            Options at
                                                                       December 31, 1996      December 31, 1996
                                                                       -----------------      -----------------

                       Shares Acquired                                    Exercisable/          Exercisable/
       Name              On Exercise             Value Realized          Unexercisable        Unexercisable(1)
       ----              -----------             --------------          -------------        ----------------

Jeffrey H. Fisher             --                       --               146,000/260,000      $573,750/$1,038,500
David Bulger                  --                       --                 10,000/10,000          $50,000/$50,000


(1) The exercise price for 250,000 of the options held by Mr. Fisher as of December 31, 1996 is $10.00, and the exercise price for the remaining 156,000 options held by Mr. Fisher at December 31, 1996 is $9.75. The exercise price of all of the options held by Mr. Bulger as of December 31, 1996 is $8.875. The closing price of the Common Shares on December 31, 1996 was $13.875. Does not include grants made in 1997.


EMPLOYMENT AND RELATED CONTRACTS

         The Company had employment agreements with each of the two executive officers of the Company at December 31, 1996, Mr. Fisher (the "Fisher Employment Agreement") and Mr. Bulger (the "Bulger Employment Agreement"). Pursuant to the Fisher Employment Agreement, Mr. Fisher serves as Chief Executive Officer and President of the Company. The Fisher Employment Agreement is for a term of five years (expiring in September 1999) and provides for a current annual base compensation of $150,000, subject to any increases in base compensation approved by the Compensation Committee of the Board of Trustees. In addition, the Fisher Employment Agreement provides for an annual cash bonus equal to 7.5% of the increase, if any, in the Company's "Funds From Operations" (net income (loss) computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures) over the previous year, up to a maximum annual cash bonus equal to his annual salary. The Fisher Employment Agreement provides for certain severance payments in the event of death or disability or upon termination by the Company without cause or by Mr. Fisher with cause. The Company maintains a comprehensive medical plan for the benefit of Mr. Fisher, provides life insurance for Mr. Fisher and provides other fringe benefits as established by the Compensation Committee from time to time. In addition, Mr. Fisher and the Company have agreed to the arrangements described in "Certain Relationships and Related Transactions - Option to Purchase," "-Right of First Refusal" and "-Exclusive Hotel Development Agreement and Covenant Not to Compete."

         The Bulger Employment Agreement has a term of four years expiring in April 1999. Under the terms of the Bulger Employment Agreement, Mr. Bulger serves as Chief Financial Officer, Treasurer and Secretary of the Company. The Bulger Employment Agreement provides for annual base compensation of $80,000, subject to any increases approved by the President or the Company's Board of Trustees, and for annual bonuses based upon increases in the Company's Funds From Operations per share from the preceding year. The Bulger Employment Agreement provides for certain severance payments in the event of death or disability or upon termination by the Company without cause. The Company maintains a comprehensive medical plan for the benefit of Mr. Bulger and, pursuant to the terms of the Bulger Employment Agreement, Mr. Bulger is entitled to all rights, benefits and privileges to which other management level employees of the Company are entitled. Under the Bulger Employment Agreement, Mr. Bulger has agreed not to engage in a business activity, directly or indirectly, competitive with the business of the Company and located within twenty-five miles of any hotel owned directly or indirectly by the Company during his employment with the Company and for a period of two years from the effective date of the termination of his employment.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Berger, Goldsmith and Zenkel comprise the Compensation Committee. None of the members of the Compensation Committee are or have been employees of the Company.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee is responsible for setting and administering compensation policies, fixing salaries of and awarding performance bonuses to executive officers and determining awards of restricted shares, share options, and other equity-based compensation. The Compensation Committee is composed of Messrs. Berger, Goldsmith and Zenkel, none of whom is an employee or officer of the Company. The Compensation Committee's policy is to devise and implement compensation for the Company's officers and employees which shall be commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies which are deemed by the Compensation Committee to be comparable to the Company. There are three components of the Company's executive compensation: base salary, discretionary bonuses and long-term incentive compensation. The primary object with respect to executive compensation is to establish programs which emphasize competitive salaries and long-term and short-term incentive compensation to attract and retain qualified, professional management. The Compensation Committee believes that these programs will align the compensation of the Company's key employees to the performance of the Company and the creation of shareholder value.

         In establishing the base salaries of Mr. Fisher and Mr. Bulger, the Compensation Committee reviewed the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other REITs that acquire hotels, specifically. The Compensation Committee has set Mr. Fisher's annual base salary at $150,000 per year, based primarily on comparisons of the salaries of other REIT CEOs, the increased size and scope of the Company's asset base since the IPO and Mr. Fisher's duties and responsibilities. The Compensation Committee reviewed Mr. Bulger's salary in light of the options to acquire Common Shares that he received April 28, 1995. The base salary of Mr. Bulger was set at $80,000, subject to increase by the Compensation Committee. In February 1997, the Compensation Committee increased Mr. Bulger's base salary to $125,000. Salaries for these and other executive officers will be evaluated each year based on the strategic needs of the Company, the experience and responsibilities of the employee, the compensation of similarly situated employees at comparable companies and the Company's and the individual's performance.

         The Compensation Committee has established a bonus plan under which Mr. Fisher receives an annual cash bonus equal to 7.5% of the increase, if any, in the Company's Funds From Operations over the previous year, up to a maximum annual cash bonus equal to his annual salary. The Compensation Committee has determined that Mr. Fisher was entitled to a cash bonus as set forth on the Summary Compensation Table above. Other bonuses are payable in the discretion of the Compensation Committee. In considering bonuses, the Compensation Committee intends to consider the performance of the Company, the performance of the individual, the performance of the Company's peer group, the overall economy, and any other relevant factors. Under the Bulger Employment Agreement, the Compensation Committee determined that Mr. Bulger was entitled to a cash bonus as set forth on the Summary Compensation Table above.

         The Compensation Committee believes that it is essential, in an industry characterized by rapid change and intense competition, for the Company's compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures but which are important to the Company's long-term success. Mr. Fisher received an aggregate of 250,000 share options in connection with the IPO in September, 1994, and Mr. Bulger received 20,000 share options pursuant to the 1994 Plan on April 28, 1995. In February 1996, the Compensation Committee awarded Mr. Fisher additional non-qualified share options under the 1994 Plan covering 156,000 shares, with 32,000 of such options becoming exercisable in September in each of 1996 - 1998 and with the remaining 60,000 shares becoming exercisable in September 1999. In approving such awards, the Compensation Committee considered (i) the rapid growth of the Company, (ii) the commensurate increase in the scope of Mr. Fisher's responsibilities, (iii) awards made to the executive officers of other REITs, and specifically other REITs which invest in hotel properties, and (iv) the relatively low initial annual base salary paid Mr. Fisher.

         The Compensation Committee's philosophy is to emphasize share incentives as a significant component of total compensation, to more closely align the interests of shareholders and management and provide managers with incentives to build shareholder value. The Compensation Committee contemplates that most awards will vest in the recipient over time, if the employee remains an employee at the time of vesting, to further its goal of providing the employee with long-term incentives. At the same time, the Compensation Committee recognizes that short-term incentive compensation can be an important factor in attracting and retaining key employees and encouraging share ownership.

         The Compensation Committee, which also serves as the Administrator for purposes of the 1994 Plan, has exercised and will exercise its collective, subjective judgment as to the performance of the Company's executive officers in granting additional share options and other incentive awards, based upon such qualitative factors (without assignment of relative weights) as leadership, response to changes in the Company and the hotel industry, ability to creatively satisfy changing market demands, significant increases in the officer's responsibilities and attainment of Company and individual performance goals. As the Company employs executive officers in addition to Mr. Fisher and Mr. Bulger, the Compensation Committee has and will consider any evaluation by the Chairman of the Company (Mr. Fisher) as to each such officer's responsibilities, contributions and performance.

         Although none of the Company's executive officers receives annual compensation in excess of $1 million, the Company continues to study the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The Company has taken steps to allow for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation exempt from the limit.

         The foregoing has been furnished by the members of the Compensation Committee.

                                                   COMPENSATION COMMITTEE

                                                   Miles Berger
                                                   C. Gerald Goldsmith
                                                   Bruce Zenkel

                              PERFORMANCE GRAPH

         The following graph compares the change in the Company's total shareholder return on Common Shares for the period September 23, 1994, which was the first day the Common Shares traded on the Nasdaq Stock Market, through December 31, 1996, with the changes in the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 for the Common Shares and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of fifteen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.


                         [INNKEEPERS USA TRUST GRAPH]




                                                    PERIOD ENDING
                          ===============================================================
INDEX                     9/23/94    12/31/94    6/30/95    12/31/95   6/30/96   12/31/96
=========================================================================================
Innkeepers USA Trust       100.00       74.44      95.43      102.64    117.73     169.61
S&P 500                    100.00      100.73     121.09      138.58    152.56     170.26
SNL Hotel REITs Index      100.00       94.83     107.23      124.83    140.94     190.74


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS WITH MANAGEMENT

         The Company and the Partnership have entered into a number of transactions with Mr. Fisher, the Company's Chairman of the Board, Chief Executive Officer and President, and certain of his affiliates, including the Lessee, in which he is the majority shareholder. Mr. Fisher and certain of his affiliates own 413,595 Units. Upon exercise of the Redemption Rights, which became exercisable at any time after September 30, 1995, all of such Units are redeemable on a one-for-one basis for Common Shares (or an equivalent value in cash at the sole election of the Company or if the issuance of Common Shares would result in any person owning more than 9.8% of the outstanding Common Shares).

         The Percentage Leases. The Partnership and the Lessee, respectively, are parties to the Percentage Leases with respect to each hotel property owned by the Partnership, with each such lease having an initial term of at least 10 years. Pursuant to the terms of the Percentage Leases, the Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases constitute substantially all of the Partnership's and the Company's revenues. For the year ended December 31, 1996, the Lessee incurred or paid the Partnership an aggregate of approximately $27,466,000 in lease payments under the Percentage Leases and had combined net income of approximately $710,000 from the operation of the Company's hotels.

         Option to Purchase. Within certain limitations imposed by the Development Agreement, Mr. Fisher and his affiliates may develop additional hotels in the future. The Company has an option under the Option Agreement to acquire all such hotels developed by Mr. Fisher or any affiliate of Mr. Fisher. At any time 18 months after the opening of a hotel developed by Mr. Fisher or any of his affiliates, the Company may purchase the applicable hotel under the option for a price equal to the fair market value of the hotel, which, if the parties are unable to agree as to the value, will be determined by independent third-party appraisal, but in no event less than the sum of the following: (i) development costs paid to third parties, (ii) capitalized interest expense,
(iii) the equity investment in the hotel, including the cash investment of Mr. Fisher and any of his affiliates (except to the extent expended for the costs referenced in subsection (i) above), and (iv) a cumulative, non-compounded return on the equity investment not to exceed the prime rate as reported from time to time in the Wall Street Journal plus 5.0%. In the event Mr. Fisher or any affiliate of Mr. Fisher receives a bona fide third party offer to acquire a developed hotel, the option shall not be effective pending the acquisition by the third party, in which case the Company shall have the right to purchase the developed hotel pursuant to the right of first refusal described below. The Company currently anticipates that any such developed hotel will have achieved stabilized operating revenues before the Company would consider purchasing such developed hotel from Mr. Fisher or any affiliate of Mr. Fisher. Mr. Fisher has agreed that neither he nor any of his affiliates will own an interest in any hotels, the number of which exceeds 25% of the number of hotels owned by the Company, without the prior approval of a majority of the Independent Trustees. All transactions between the Company or the Partnership and Mr. Fisher or any affiliate of Mr. Fisher must be approved by a majority of the Independent Trustees.

         Right of First Refusal. In addition to the option described above, the Company will have a right of first refusal under the Option Agreement with respect to each hotel developed by Mr. Fisher or any affiliate of Mr. Fisher. The right of first refusal will obligate Mr. Fisher and his affiliates to offer the Company the right to buy any such hotel on the same terms and conditions as set forth in any bona fide third party offer for the hotel which Mr. Fisher or any of his affiliates intend to accept.

         Fisher Employment Agreement. Pursuant to the Fisher Employment Agreement, Mr. Fisher serves as President and Chief Executive Officer of the Company. The Fisher Employment Agreement is for a term of five years and provides for annual base salary of $150,000, subject to any increases in base compensation approved by the Compensation Committee, and a bonus equal to 7.5% in year-over-year increases in the Company's FFO, subject to a maximum equal to his then-current annual base salary. The Fisher Employment Agreement provides for certain severance payments in the event of death or disability or upon termination by the Company without cause or by Mr. Fisher with cause. The Company maintains a comprehensive medical plan for the benefit of Mr. Fisher, provides life insurance for Mr. Fisher and will provide other fringe benefits as established by the Compensation Committee from time to time.

         Exclusive Hotel Development Agreement and Covenant Not to Compete.
Mr. Fisher and the Company have entered into the Development Agreement pursuant to which Mr. Fisher has agreed not to compete with the Company and has agreed to devote substantially all of his time to the business of the Company. In addition, the Development Agreement limits Mr. Fisher's ability to develop hotels in which the Company has not invested. See "Executive Compensation -- Employment and Related Contracts."

         Franchise Licenses. The Lessee, in which Mr. Fisher is the majority shareholder, hold all of the franchise licenses for the Hotels and are expected to hold any franchise licenses for subsequently acquired hotel properties. The Lessee pays the franchise fees for all of the Company's Hotels which are subject to franchise fees, except for franchise license application fees, which are paid by the Partnership. During 1996, the Partnership incurred or paid franchise license transfer and related fees for the Hotels in the aggregate amount of approximately $637,000.

         Jack P. DeBoer. In November 1996, the Company acquired seven Residence Inn hotels (the "DeBoer Hotels") from affiliates of Jack P. DeBoer (the "DeBoer Group") for a total purchase price of approximately $108.5 million, consisting of (i) approximately 4,063,329 preferred units of limited partnership interest in the Partnership ("Preferred Units"), which were assumed to have a value of $11.00 per Preferred Unit, (ii) the assumption and immediate repayment of approximately $38.4 million of outstanding mortgage indebtedness and (iii) the assumption of the approximately $24.9 million of indebtedness which remains outstanding. Additionally, in connection with the acquisition of the DeBoer Hotels by the Company, Residence Inn by Marriott received common units of limited partnership interest in the Partnership ("Common Units") having a deemed value of $500,000 in exchange for releasing the existing management contracts relating to such Hotels.

         The Preferred Units are convertible at any time into Common Units on a one-for-one basis and, beginning in November 1998, may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the NYSE or, at the option of the Company, one Common Share. Assuming full redemption of all Common Units and Preferred Units and the issuance of Common Shares in exchange therefor, the DeBoer Group would own approximately 14.1% of the Common Shares currently outstanding and Mr. DeBoer would be the single largest shareholder of the Company. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined the Company's Board of Trustees.

         Annual preferred distributions of $1.10 are payable on each Preferred Unit, which may increase to up to $1.155 for each Preferred Unit, based on increases in dividends payable on the Common Shares. Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, the Company has agreed with the DeBoer Group that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) any taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) the Company will maintain at all times outstanding indebtedness of at least approximately $40 million, subject to reduction upon the occurrence of certain events, including certain redemptions or taxable transfers of Preferred Units by the applicable members of the DeBoer Group (the "Required Indebtedness"). In the event that the Company fails to maintain the Required Indebtedness, the Company will be liable for any resulting income tax liabilities incurred by the applicable members of the DeBoer Group.

         Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the President, Chairman of the Board and a major shareholder of Candlewood Hotel Company, Inc. ("Candlewood"), a public hotel company that is the owner, operator and franchisor of Candlewood hotels, an economy extended-stay hotel chain recently founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood hotels, may compete with the Company's hotels for guests, and other hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company and Mr. DeBoer could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

                    PROPOSAL TWO -- AMENDMENT TO 1994 PLAN

         General. The Board of Trustees is proposing for approval by shareholders of the Company amendments to the 1994 Plan which further the Board's philosophy of (a) closely aligning the interests of the Company's shareholders and management, (b) attracting experienced, highly motivated managers, (c) using incentive based compensation to encourage and reward performance, (d) combining an appropriate mix of short-term and long-term compensation to retain qualified managers, (e) weighting incentive based awards more heavily into the compensation mix for managers with responsibilities directly affecting Company performance and (f) appropriately distributing incentive based awards to managers in addition to Messrs. Fisher and Bulger. The Board has recently added substantial depth to the Company's management team by retaining in early 1997 Mr. Frederic M. Shaw as Chief Operating Officer and Executive Vice-President and Mr. Mark A. Murphy as General Counsel. Mr. Shaw has been substantially involved in all phases of the acquisition and operation of the Company's hotels in his role as senior executive of the Lessee.

         The amendments will permit the Company to emphasize (i) incentive based compensation, the value of which is directly tied to Company goals and performance, and (ii) an employee's total compensation opportunities, rather than simply salary, which total compensation can equal or exceed competitive levels if performance is superior. Awards made under the amended 1994 Plan have and will reflect (A) that the Company has experienced continuous and substantial growth, from seven hotels with 851 rooms in three states at the time of its initial public offering ("IPO") in September 1994 (when the current 1994 Plan was adopted) to 32 hotels with 3,912 rooms in 14 states at December 31, 1996, and (B) that the achievement and management of that growth, as well as the Company's success at forging strategic relationships with strong industry partners and the resulting potential for future growth, has been recognized by the capital markets. The Company believes that the most tangible evidence of that recognition is that in 1996, the Company had one of the highest total shareholder return of all hotel REITs, with an approximately 62% total return. The Company has enjoyed a commensurate access to capital, growing from a total market capitalization of approximately $43 million at the time of the IPO to approximately $479 million currently.

         The Board of Trustees believes that the amendments to the 1994 Plan provide necessary components of a total compensation program which combines salary, bonuses and long-term share incentive awards to encourage management strategies and action which will continue to build shareholder value. For these reasons, the Company recommends a vote FOR Proposal Two.

         As amended, the 1994 Plan will provide that a maximum of 2,700,000 Common Shares may be issued, up to 900,000 of which may be issued as share awards and in settlement of performance shares. Among other changes, the amended 1994 Plan increases individual annual award limits, provides for cash incentive awards and performance based dividend equivalent rights for certain awards, and includes additional performance criteria on which the Compensation Committee may condition vesting, settlement, or receipt of share awards, performance shares, and cash incentive awards.

         The following paragraphs summarize the principal features of the 1994 Plan and as amended. This summary is subject, in all respects, to the terms of the 1994 Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the 1994 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: David Bulger, Chief Financial Officer, Treasurer and Secretary of the Company.

         Administration. The 1994 Plan is administered by the Compensation Committee, although the Compensation Committee may delegate its authority and responsibilities under the 1994 Plan to one or more officers of the Company. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Securities Exchange Act of 1934. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate. The Administrator generally has the authority, within limitations described in the 1994 Plan, (i) to establish rules and policies concerning the 1994 Plan, (ii) to determine the persons to whom share options, share appreciation rights ("SARs"), restricted Common Shares, cash incentive awards, performance shares and, if the 1994 Plan amendments are approved by shareholders, Common Share awards not subject to restrictions, may be granted, (iii) to fix the number of Common Shares to be covered by each award and the value of incentive awards, and (iv) to set the terms of each award. Each type of award is described below.

         Eligibility. Each employee of the Company, or an Affiliate (as defined in the 1994 Plan), including an employee who is a member of the Board, is eligible to participate in the 1994 Plan. The Administrator selects the individuals who will participate in the 1994 Plan ("Participants") but no person may participate in the 1994 Plan while he is a member of the Compensation Committee. Under the unamended 1994 Plan, no Participant may be granted, in any calendar year, options for more than 250,000 Common Shares or SARs for more than 250,000 Common Shares. Options granted with related SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence. Also, under the unamended 1994 Plan, no Participant may be granted, in any calendar year, an award of more than 50,000 restricted shares or an award of more than 50,000 performance shares. If the 1994 Plan amendments are approved by shareholders, the foregoing annual individual limits for options and for SARs will both be increased from 250,000 to 750,000; the annual individual limit for share awards, including awards of restricted shares, will be increased from 50,000 to 150,000; and the annual individual limit for performance share awards will be increased from 50,000 to 150,000.
In addition, if the 1994 Plan amendments, which authorize cash incentive awards, are approved by shareholders, no Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) $300,000 and
(ii) 150% of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award.

         Options. Options granted under the unamended 1994 Plan may be incentive share options ("ISOs") or nonqualified options. An option entitles a Participant to purchase Common Shares from the Company at the option price.
The option price may be paid in cash, with Common Shares, or with a combination of cash and Common Shares. The option price is fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' fair market value on the date of grant. No Participant may be granted ISOs or related SARs (under all incentive share option plans of the Company and its Affiliates) which are first exercisable in any calendar year for shares having an aggregate fair market value (determined as of the date the ISO was granted) that exceeds $100,000. The term of an ISO cannot exceed ten years.

         If the 1994 Plan amendments are approved, the Administrator may also grant performance based dividend equivalent rights ("Performance Awards") in tandem with newly granted or outstanding options. A Performance Award entitles a Participant to receive a cash payment for all dividends that would have been paid on each Common Share for which the related option is exercised, during the period from the date of grant of the option (or, if later, the date of grant of the Performance Award) through the exercise date or dates of the option, had each such Common Share been held by the Participant throughout that period. A Performance Award will vest only if the performance measures designated by the Administrator are satisfied for the period designated by the Administrator. In the absence of any such designation, (i) the performance period will be the five year period beginning on the date of grant; provided, however, that the performance period will end on such earlier date on which (a) a Change of Control (as defined below) occurs, (b) the Participant's employment is terminated by the Company without cause or (c) the Participant's employment ceases due to death or disability, and (ii) the measure of performance will be achievement of a 15% annual compounded increase in the fair market value of an investment in Common Shares during the performance period, assuming all dividends paid are reinvested in Common Shares. Settlement of a Performance Award will be made on the last day of the performance period or, if later, the exercise date or dates of the option, provided that a Participant is an employee of the Company at the end of the performance period. No Performance Awards have been made to date under the 1994 Plan.

         If the 1994 Plan amendments are approved, and if provided in the option agreement, the Administrator may grant nonqualified share options that are transferable to a Participant's spouse, children or grandchildren, to trusts for the benefit of such persons, or to partnerships in which those persons are the only partners, on such terms and conditions as may be permitted under Securities and Exchange Commission Rule 16b-3 from time to time. The option will continue to be subject to the same terms and conditions following the transfer, and no such transferee may transfer the option other than by will or the laws of descent and distribution. An option and any Corresponding SAR (defined below) that relates to the option must be transferred to the same persons or entities.

         SARs. SARs may be granted under the unamended 1994 Plan in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the option to which the Corresponding SAR relates. SARs entitle the Participant to receive a payment based on a formula determined by the Administrator and set forth in an agreement with the Participant. In the absence of such a determination, the Participant is entitled to receive the excess of the fair market value of a Common Share on the date of exercise over the initial value of the SAR. The initial value of an SAR that is granted independently of an option is the fair market value of a Common Share on the date of grant. The initial value of a Corresponding SAR is the option price per share of the related option. The amount payable upon the exercise of an SAR may be paid in cash, Common Shares, or a combination of the two. If the 1994 Plan amendments are approved, and if provided in the SAR agreement, the Administrator may also grant SARs that are transferable, subject to the same general conditions described above under "Options."

         Share Awards. Under the unamended 1994 Plan, Participants may be awarded restricted shares and, if the 1994 Plan amendments are approved by shareholders, Participants may also receive share awards not subject to restrictions. A Participant's rights in a restricted share award are nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator, in its discretion, are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives such as earnings per share, fair market value and return on assets. The amended 1994 Plan adds the following performance measures as examples of those the Administrator may use to set standards that are prerequisites to vesting of restricted shares: the Company's return on equity, total earnings, earnings growth, return on capital, Common Share price appreciation, and funds from operations growth.

         Performance Share Awards. The unamended 1994 Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of Common Shares if certain standards are met. The Administrator prescribes the requirements that must be satisfied before a performance share award is earned. Those standards may be based on the fair market value of the Common Shares, return on assets, earnings per share, or other objectives. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Shares (including restricted shares), or by a combination of the two. The period in which performance is measured must be at least one year. If the 1994 Plan amendments are approved by shareholders, the Administrator may also award performance shares that include dividend equivalent rights. The rights will entitle a Participant to receive a cash payment for accumulated dividends that would have been paid during the period described in the following sentence, without interest or compounding, on the number of Common Shares for which the performance share award is settled. The payment is determined over the period from the date of grant through the date of settlement of the performance share award, and is paid only to the extent that the performance criteria which must be satisfied for the performance share award to be earned are met. The amended 1994 Plan adds the following performance measures as examples of those the Administrator may use to set standards that are prerequisites to settlement of performance shares: the Company's return on equity, total earnings, earnings growth, return on capital, Common Share price appreciation, and funds from operations growth. If the 1994 Plan amendments are approved, and if provided in the performance shares agreement, the Administrator may also grant performance shares that are transferable, subject to the same general conditions described above under "Options."

         Incentive Awards. If the 1994 Plan amendments are approved by shareholders, a Participant may also receive a cash incentive award that will be earned if stated performance objectives and any other conditions prescribed by the Administrator are met. Performance objectives may be stated with respect to the Company's return on equity, total earnings, earnings growth, return on capital, Common Share price appreciation, funds from operations growth or other measures that the Administrator selects. The Administrator may also provide in an incentive award agreement that the award is transferable, subject to the same general conditions described above under "Options."

         Change of Control and Other Acceleration Events. The Administrator currently has discretion to accelerate at any time the exercisability of options and SARs, and, if the 1994 Plan amendments are approved by shareholders, will have discretion to accelerate at any time the vesting or settlement of restricted shares, performance shares, or incentive awards.
Under the unamended 1994 Plan, the Administrator may also include in any award agreement provisions for acceleration on specified events or for indemnification of excise taxes incurred under Code section 4999. Acceleration events may include, for example, a change of control of the Company, termination on account of death or disability, or termination by the Company without cause. An option or SAR agreement may provide for a shortened exercise period under such circumstances.

         If the 1994 Plan amendments are approved by shareholders, all options, SARs, share awards, performance shares and incentive awards, including outstanding awards, will be exercisable, vested or earned upon a "Change of Control" of the Company (as defined below). In addition, in the event a Participant incurs an excise tax under Code section 4999, and any payment under the 1994 Plan is deemed a "parachute payment" under that Code section, the Company will indemnify the Participant for his excise tax liability, including additional excise, income and employment taxes incurred as a result of the initial indemnification payment. Under the amended 1994 Plan, "Change of Control" means the occurrence of one of the following events: (i) any person or entity (other than certain entities related to the Company prior to the occurrence of the Change of Control), together with any associate or affiliate of the person or entity (as those terms are used in Rule 12b-2 under the Securities Exchange Act of 1934) acquires or enters into an agreement for acquisition of beneficial ownership of at least thirty percent (30%) of the Company's then outstanding securities entitled to vote generally in the election of the Board; (ii) the Company enters into any agreement with a person or entity that involves a transfer of at least fifty percent (50%) of the Company's total assets on a consolidated basis, as reported in the Company's consolidated financial statements filed with the Securities and Exchange Commission; (iii) the Company enters into any agreement to merge or consolidate the Company or to effect a statutory share exchange with another entity, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation or statutory share exchange; or (iv) the Continuing Trustees cease for any reason to constitute a majority of the Board. For this purpose, "Continuing Trustee" means any member of the Board, while a member of the Board and (i) who was a member of the Board on March 1, 1997 or
(ii) whose nomination for or election or appointment to the Board was recommended or approved by a majority of the Continuing Trustees.

         Share Authorization. All awards made under the 1994 Plan are evidenced by written agreements between the Company and the Participant. A maximum of 800,000 Common Shares may be issued under the 1994 Plan and currently in effect. The maximum aggregate number of Common Shares that may be issued currently under the 1994 Plan pursuant to an award of restricted shares and in full or partial settlement of an award of performance shares is 100,000 Common Shares. These share limitations and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. If the 1994 Plan amendments are approved by the Company's shareholders, the maximum number of Common Shares issuable under the 1994 Plan will be increased to 2,700,000, and the maximum number of Common Shares issuable as share awards, including restricted shares, and in full or partial settlement of awards of performance shares will be increased to 900,000.

         Termination and Amendment. No option, SAR, share award, performance shares, or incentive award may be granted under the 1994 Plan more than ten years after the earlier of the date that the 1994 Plan was adopted by the Board or the date that it was approved by the Company's shareholders. If the 1994 Plan amendments are approved by shareholders, awards may be granted under the 1994 Plan through December 31, 2006. The Board may amend or terminate the 1994 Plan at any time, but an amendment will not become effective without shareholder approval if the amendment changes the eligibility requirements or increases the maximum number of Common Shares that may be issued under the 1994 Plan.

         Awards. Options. On February 3, 1997, the Compensation Committee approved the grant of additional options covering a total of 1,192,500 Common Shares. Of those awards, options for 892,500 Common Shares were granted subject to shareholder approval of the 1994 Plan amendments. Mr. Fisher received a nonqualified option for 240,000 Common Shares and Mr. Shaw received a nonqualified option for 60,000 Common Shares, each of which will become exercisable for 20% of Common Shares subject to the option on each of the first through fifth anniversaries of the date of grant. In February 1997, the Lessee granted 300,000 share appreciation rights to various employees of the Lessee, each of which rights will entitle the holder (subject to the satisfaction of various conditions) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over the fair market value on the date of grant. As noted above, Messrs. Fisher and Shaw own 80% and 20%, respectively, of the Lessee. In addition, Mr. Fisher received a nonqualified share option for 462,500 Common Shares, Mr. Shaw (the new Chief Operating Officer and Executive Vice-President of the Company) received an option for 250,000 Common Shares, Mr. Bulger received an option for 80,000 Common Shares, and Mr. Murphy (the new General Counsel) received an option for 100,000 Common Shares, all subject to shareholder approval of the 1994 Plan amendments. Each of these options will become exercisable for one-half of the Common Shares subject to the option on the date of grant, and for one-third of the balance of the Common Shares subject to the option on the first through third anniversaries of the date of grant.

         Except for options identified above as nonqualified options, options were granted as ISOs to the maximum extent ISO treatment is permitted under the Code, consistent with the vesting schedule of the applicable grant. The balance of each such award was granted as a nonqualified option. All options were granted with an exercise price equal to the fair market value of Common Shares on the date of grant. In general, these options will become exercisable on a given date only if a Participant is employed by the Company on that date. If termination occurs under certain circumstances specified in the option agreement, i.e., death, disability or termination by the Company without cause, exercisability will be accelerated. In that event, the option may be exercised for one year following termination or, if sooner, before the expiration date of the option. In addition, exercisability will be accelerated on a Change of Control of the Company, but the exercise period will not be shortened.

         If the 1994 Plan amendments are approved by shareholders, Mr. Fisher will hold options covering a total of 1,108,500 Common Shares, and Mr. Bulger will hold options covering a total of 100,000 Common Shares, including options granted in prior years.

                 Shares and Performance Shares. On February 3, 1997, the Compensation Committee also approved the grant of restricted shares and performance shares covering a total of 232,500 Common Shares, all of which are subject to shareholder approval of the 1994 Plan amendments. Of the 116,250 restricted shares awarded, Mr. Fisher received 60,000 restricted shares, Mr. Shaw received 50,000 restricted shares, Mr. Bulger received 3,750 restricted shares, and Mr. Murphy received 2,500 restricted shares. One-seventh of the Common Shares subject to the restricted share awards will vest on each of the first through seventh anniversaries of the date of grant. Dividends attributable to such shares from the date of grant through the date of the Annual Meeting will be paid as soon as practicable after the Annual Meeting if the 1994 Plan amendments are approved.

         Of the 116,250 performance shares awarded, Mr. Fisher received 60,000 performance shares, Mr. Shaw received 50,000 performance shares, Mr. Bulger received 3,750 performance shares, and Mr. Murphy received 2,500 performance shares. On the first anniversary of the date of grant, (i) one-half of each award will be earned if the Company's share price appreciation is in at least the 75th percentile of share price appreciation for all REITs for 1997, and
(ii) one-fourth of each award will be earned if the Company's share price appreciation is in 50th through 74th percentile for 1997. On the second anniversary of the date of grant, a similar number of shares will be earned if the share price appreciation targets are met for 1998. In addition, any shares that could have been, but were not, earned on the first anniversary of the date of grant will be earned on the second anniversary of the date of grant if applicable share price appreciation targets are met for the two year period ending December 31, 1998. To the extent performance shares are earned, a Participant will receive a number of restricted shares equal to the number of performance shares earned. Those restricted shares will become vested in equal installments (a) on each of the first through sixth anniversaries of the date the restricted shares are issued, for performance shares earned for 1997, or (b) on each of the first through fifth anniversaries of the date the restricted shares are issued, for performance shares earned for 1998. The awards expire, and no performance shares will be earned to the extent the 1997 or 1998 performance objectives are not attained.

         In general, the restricted shares will vest on a scheduled vesting date, and the performance shares will be earned (resulting in issuance of restricted shares), only if a Participant is employed by the Company on the applicable vesting or earn-out date. If termination occurs under certain circumstances specified in the award agreement, i.e., death, disability or termination by the Company without cause, all restricted shares that have been issued will be vested, and a pro rata portion (or such greater portion, in the Administrator's discretion) of unearned performance shares will be earned (and will result in issuance of a corresponding number of fully vested Common Shares). In addition, on a Change of Control (defined above), all performance shares will be earned (and will result in issuance of fully vested Common Shares) and all restricted shares will be vested.

         Except for the foregoing awards and those already outstanding, neither the number of individuals who will be selected to participate in the 1994 Plan nor the type or size of awards that will be approved by the Compensation Committee can be determined.

         Federal Income Taxes. The Company has been advised by counsel regarding the federal income tax consequences of the 1994 Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified share option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Shares that are received in settlement of an SAR. A Participant will recognize income on account of a share award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Shares received on that date. A Participant will recognize income on account of the settlement of a performance share award. A Participant will recognize income equal to any cash that is paid and the fair market value of Common Shares (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that are received in settlement of the award. No income is recognized on the grant of a Performance Award or an incentive award. A Participant will recognize income on settlement of a Performance Award or incentive award equal to the amount of cash for which the award is settled. The employer (either the Company or its Affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or an SAR, the vesting of a share award and the settlement of a performance share award, a Performance Award, or an incentive award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Shares acquired upon the exercise of an ISO.

         Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR approval of the amendments to the 1994 Plan.

                PROPOSAL THREE -- AMENDMENT TO TRUSTEES' PLAN

         General. The Board of Trustees is proposing for approval by shareholders of the Company amendments to the Trustees' Plan to provide for awards beyond the year 2000 and to provide for increased awards to the non-employee trustees that reflect the increased time and responsibility demands on the trustees as the Company grows and becomes more active. The Board proposes that the shareholders approve the amendments to the Trustees' Plan. The following paragraphs summarize the principal features of the Trustees' Plan. This summary is subject, in all respects, to the terms of the Trustees' Plan. The Company will provide promptly, upon written request and without charge, a copy of the full text of the Trustees' Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: David Bulger, Chief Financial Officer of the Company.

         Eligibility. The Trustees' Plan provides for the grant of options to purchase Common Shares and the award of Common Shares to each eligible trustee of the Company. No trustee who is an employee of the Company or an Affiliate (as defined in the Trustees' Plan) is eligible to participate in the Trustees' Plan.

         Option Awards. Under the unamended Trustees' Plan, each eligible trustee who was a member of the Board as of September 23, 1994 (the "First Award Date") was granted an option covering 5,000 Common Shares (each such trustee, a "Founding Trustee"). Except for trustees elected or appointed other than at an annual meeting, options are granted to other trustees at the first Board meeting following the annual meeting of the Company's shareholders at which they are first elected (the date of each such Board meeting, an "Award Date") and cover a number of Common Shares described below under the heading, "Number of Common Shares Subject to Options." An option granted under the Trustees' Plan in accordance with this paragraph becomes exercisable for 1,000 Common Shares on the first Award Date after the date on which the option is granted, if the trustee is then a member of the Board, and for an additional 1,000 Common Shares on each successive Award Date on which the trustee is a member of the Board. Eligible trustees (other than Founding Trustees) who are elected or appointed other than at an annual meeting of the Company's shareholders will receive an option on the date of such election or appointment covering a number of Common Shares described below under the heading "Number of Common Shares Subject to Options." An option granted to such a trustee will become exercisable for 1,000 Common Shares on the first anniversary of the date the option was granted, if the trustee is then a member of the Board, and for an additional 1,000 Common Shares on each successive anniversary of the date of grant on which the trustee is a member of the Board.

                 Number of Common Shares Subject to Options.  An option granted
(a) in 1995 covered 4,000 Common Shares; (b) in 1996 covered 3,000 Common Shares; (c) in 1997 shall cover 2,000 Common Shares; and (d) in 1998 shall cover 1,000 Common Shares. If the Trustees' Plan amendments are approved by shareholders, each eligible Trustee will receive, in addition to the options described above, a fully exercisable option for 1,000 Common Shares on each date in 1997 -1999 that the options described above become exercisable for 1,000 shares. Eligible trustees who are first elected or appointed to the Board in 1999 will receive an option for 1,000 Common Shares on the date of their election or appointment, which will become exercisable on the first anniversary of the date of grant. On each Award Date beginning with the Award Date in the year 2000, each eligible Trustee will receive a fully exercisable option for 2,000 Common Shares. Beginning in the year 2000, any eligible Trustee who is first elected or appointed to the Board in any calendar year following the Award Date in such year will receive a fully exercisable option for 2,000 Common Shares on the date he or she becomes a member of the Board.
If the Trustees' Plan amendments are approved, options (including outstanding awards) will be transferable to a trustee's spouse, children or grandchildren, to trusts for the benefit of such persons, or to partnerships in which those persons are the only partners on such terms and conditions as may be permitted under Securities and Exchange Commission Rule 16b-3 from time to time. The option will continue to be subject to the same terms and conditions following the transfer, and no such transferee may transfer the option other than by will or the laws of descent and distribution.

                 Option Price and Payment. The price per share of Common Shares purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Committee, Common Shares or a combination thereof.

                 Exercise of Options. To the extent that an option has become exercisable, it may be exercised whether or not the trustee is a member of the Board on the date or dates of exercise. An option may be exercised with respect to any number of whole shares less than the full number for which the option could be exercised. Options issued under the Trustees' Plan are exercisable for ten years from the date of grant. The terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

                 Shareholder Rights. A trustee will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised.

         Share Awards. Under the unamended Trustees' Plan, each Founding Trustee was awarded 7,500 Common Shares on the First Award Date. Each eligible Trustee who is not a Founding Trustee or a Reelected Trustee, as defined below, receives, on the first Award Date on which he is a member of the Board, the number of whole Common Shares having a fair market value that as nearly as possible equals, but does not exceed, $75,000. Any eligible trustee who, during the term of the Trustees' Plan, ceases to be a member of the Board but is subsequently reelected to the Board (a "Reelected Trustee") at an annual meeting will receive, on the first Award Date after his reelection, the number of Common Shares having a fair market value on that date that as nearly as possible equals, but does not exceed, the difference of (i) $75,000, minus (ii) the fair market value of any Common Shares previously awarded to him under the Trustees' Plan that had vested prior to his reelection. For purposes of the preceding sentence, the fair market value of the previously awarded shares is determined as of the date such shares were awarded. A trustee is immediately and fully vested in 20% of the Common Shares awarded to him under the Trustees' Plan. On the first Award Date following the date on which a trustee is awarded Common Shares, and on each subsequent Award Date, an additional 20% of the shares issued to that trustee will become vested. However, if a trustee is not a member of the Board on any Award Date on which a portion of his shares otherwise would become vested, no shares will vest on that date, and the trustee will have no further right in any Common Shares issued to him under the Trustees' Plan that are not then vested.

         Notwithstanding the foregoing, trustees who are elected or appointed other than at an annual meeting of the Company's shareholders will receive a share award as of the date of such election or appointment for the number of whole Common Shares having a fair market value that as nearly as possible equals, but does not exceed, $75,000. Any trustee elected or appointed other than at an annual meeting of the Company's shareholders who previously received an award of Common Shares under the Trustees' Plan will receive a share award, as of the date of such election or appointment, for the number of Common Shares having a fair market value on that date that as nearly as possible equals, but does not exceed, the difference of (i) $75,000, minus (ii) the fair market value of the previously awarded Common Shares that had vested prior to such election or appointment. For purposes of the preceding sentence, the fair market value of the previously awarded stock is determined as of the date such stock was awarded.

         Twenty percent (20%) of the Common Shares granted to a trustee elected or appointed other than at an annual meeting of the Company's shareholders will be immediately and fully vested. On each anniversary of the date the Common Shares were granted, an additional 20% of the shares issued to that trustee will become vested. However, if a trustee is not a member of the Board on any date on which a portion of his shares otherwise would become vested, no shares will vest on that date, and the trustee will have no further right in any Common Shares issued to him under the Trustees' Plan that are not then vested.

         If the Trustees' Plan amendments are approved by shareholders, each Founding Trustee will receive an additional award of 5,000 Common Shares on the Award Date in 1997. One-third of these Common Shares will be immediately vested, and an additional one-third will become vested on each of the first and second anniversaries of the date of grant if the trustee is a member of the Board on the applicable vesting date. Vesting of fractional shares is postponed until such fractional shares and others equal a whole share.

                 Shareholder Rights. A trustee will have the right to vote all Common Shares awarded to him under the Trustees' Plan and will receive all dividends paid with respect to the shares, notwithstanding that a portion of the shares has not vested. Upon a trustee's ceasing to be a member of the Board, these rights will immediately terminate with respect to any Common Shares not then vested.

         Change of Control and Other Acceleration Events. Notwithstanding the foregoing, if the Trustees' Plan amendments are approved by shareholders, all options will become exercisable and all awards of Common Shares will become vested (including outstanding options and share awards) upon a Change of Control of the Company or in the event a trustee ceases to serve on the Board due to death or disability. "Change of Control" for this purpose has the same meaning as the definition of Change of Control set forth above under the "Proposal Two -- Change of Control and Other Acceleration Events." In the event a trustee incurs an excise tax under Code section 4999 and any payment under the Trustees' Plan is a "parachute payment" under that Code section, the Company will indemnify the trustee for his excise tax liability, including additional excise, income and self-employment tax liability incurred as a result of the initial indemnification payment.

         Amendment and Termination. The Trustees' Plan provides that the Board may amend or terminate the Trustees' Plan, but the Trustees' Plan may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. An amendment will not become effective without shareholder approval if the amendment changes the eligibility requirements or increases the benefits that may be provided under the Trustees' Plan. No options or Common Shares may be awarded under the unamended Trustees' Plan after the Award Date in 1998. If the Trustees' Plan amendments are approved by shareholders, however, options and Common Shares may be granted at any time on or before the Award Date in 2007.

                SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         The Board of Trustees will provide for presentation of shareholder proposals at the 1998 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company's Bylaws, a copy of which is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company's 1998 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices between February 7, 1998 and March 10, 1998 for inclusion in the Company's proxy statement and the form of proxy relating to the 1998 annual meeting; provided, however, that if the 1998 annual meeting is advanced by more than 30 days or delayed for more than 60 days from the date of the first anniversary of the 1997 annual meeting, such written notice must be received by the Company no earlier than the 90th day prior to the date of the 1998 annual meeting and no later than the later of the 60th day prior to such meeting or the 10th day after the first public announcement of the date of such meeting.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Coopers & Lybrand, L.L.P. has served as auditors for the Company and its subsidiaries for the year ended December 31, 1996 and will continue to so serve for the year ending December 31, 1997 until and unless changed by action of the Board of Trustees. A representative of Coopers & Lybrand will not be present at the Annual Meeting.

                                OTHER MATTERS

         The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

         The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request to David Bulger, the Company's Chief Financial Officer, Treasurer and Secretary, at the Company's executive offices at 306 Royal Poinciana Way, Palm Beach, Florida 33480, telephone (561) 835-1800, copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including the financial statements and financial statement schedules filed by the Company with the SEC therewith.

                                                                      APPENDIX A

                                                         NO. OF SHARES
                                                                       ---------
                                    PROXY

                             INNKEEPERS USA TRUST
                           306 ROYAL POINCIANA WAY
                          PALM BEACH, FLORIDA 33480

                ANNUAL MEETING OF SHAREHOLDERS -- MAY 7, 1997

                 The undersigned hereby appoints Jeffrey H. Fisher and David Bulger, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Hampton Inn, 1505 Belvedere Road, West Palm Beach, Florida, at 9:00 a.m., local time, on Wednesday, May 7, 1997 and at any adjournments thereof, as specified below:

1.       ELECTION OF TRUSTEES ("PROPOSAL ONE")
                 (Instruction:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name below)


         [ ]  CLASS I -- TERM EXPIRING 1998 - FOR THE NOMINEE LISTED BELOW
                    Jack P. DeBoer

         [ ]  CLASS III -- TERM EXPIRING 2000 - FOR BOTH NOMINEES LISTED BELOW

                    Jeffrey H. Fisher
                    Thomas J. Crocker

         [ ]   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES


2.       PROPOSAL TO AMEND AND RESTATE THE 1994 SHARE INCENTIVE PLAN

               [ ]      FOR              [ ]    AGAINST           [ ]    ABSTAIN

3. PROPOSAL TO AMEND THE TRUSTEES' SHARE INCENTIVE PLAN TO PROVIDE FOR ADDITIONAL NON-DISCRETIONARY SHARE AWARDS AND OPTION GRANTS TO NON-EMPLOYEE TRUSTEES.

               [ ]      FOR              [ ]    AGAINST           [ ]    ABSTAIN

4. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.

          [PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.]

           This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.


                                            Dated:                        , 1997
                                                   -----------------------



                                            Please sign name exactly
                                            as it appears on share
                                            certificate.  Only one of
                                            several joint owners need
                                            sign.  Fiduciaries should
                                            give full title.

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Title




      THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF TRUSTEES.  IF NO
               SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED
            FOR ADOPTION OF EACH OF PROPOSALS ONE, TWO AND THREE.